UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No. __)

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TEMPUR SEALY INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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Explanatory Note:

Tempur Sealy International, Inc. (the “Company”) today issued the attached statement in response to H Partners’ request to inspect the records and documents of the Company, pursuant to Section 220 of the Delaware General Corporation Law.

Tempur Sealy Filing in Response to Books and Records Request

Tempur Sealy International, Inc. today issued the following statement in response to H Partners’ request to inspect the records and documents of the Company, pursuant to Section 220 of the Delaware General Corporation Law:

Tempur Sealy is in receipt of H Partners’ March 26, 2015 request to inspect certain records and documents of the Company, and will respond in due course in accordance with Delaware law.

Tempur Sealy Proposal to H Partners

The Tempur Sealy Board of Directors values the views of all of its shareholders, is committed to acting in the best interests of the Company and all Tempur Sealy shareholders and will continue to take actions to achieve this objective. Accordingly, we recently offered to work with H Partners to identify a mutually acceptable, independent director to add to the Tempur Sealy Board. Unfortunately, H Partners summarily dismissed that proposal and refused to discuss anything other than the Company’s acceptance of its outstanding demands.

H Partners’ Lack of Strategy

H Partners’ refusal to discuss its views with us toward a mutually agreeable resolution underscores our belief that its interests lie only in its own agenda and that its campaign of false statements and manufactured allegations has little to do with shareholder value. Furthermore, H Partners’ recent rhetoric is wholly inconsistent with its previous positive communications in support of the Company’s performance, leadership and strategic oversight, and much of it relates to periods long before it owned Tempur Sealy stock. In our view, it is clear that H Partners has resorted to “scorched earth” tactics to distract shareholders from the fact that it has no strategy or constructive suggestions to create value at Tempur Sealy and is only interested in fulfilling a self-serving agenda and advancing its own withhold campaign.

Further evidence of H Partners’ lack of strategy or vision for Tempur Sealy is the fact that it continues to call out its investment at Six Flags while failing to discuss how the circumstances of the two companies are entirely different: Six Flags was in bankruptcy when H Partners made its initial investment, and the drivers of historical value creation at Six Flags are not relevant or applicable to Tempur Sealy’s future success. What Six Flags and Tempur Sealy do have in common is the fact that both companies have proven to be highly profitable investments for H Partners, and together represent the substantial majority of H Partners’ public equity investment portfolio over the past several years.

Correcting H Partners’ Misguided Claims

All of us at Tempur Sealy are focused on executing the Company’s strategic priorities to drive enhanced returns and value for all shareholders; however, it is important to set the record straight regarding H Partners’ most recent erroneous claims:

•	All of the purchases or sales of Company stock by Tempur Sealy directors have occurred in compliance with applicable securities laws, Company and/or Board policies, including Company pre-clearance. Any claims to the contrary are categorically false.

•	Yet another diversionary tactic by H Partners, and unrelated to Tempur Sealy or the Tempur Sealy Board, are the details surrounding the 2009 charges against a previously terminated employee of Friedman Fleischer & Lowe (“FFL”) for personal violations of federal securities laws. No charges or actions were alleged or brought against any member of the Tempur Sealy Board, Tempur Sealy or FFL.

•	Tempur Sealy’s accounting policies are accurate, transparent and in accordance with Generally Accepted Accounting Principles (“GAAP”). The Company’s recent change in its segment reporting reflects the substantial progress made integrating Sealy into the Company’s business, and based on this integration, the new segment reporting is both appropriate and required under GAAP. The analyst and investment community understands this required change in segment reporting. The Company retains Ernst & Young LLP as its independent auditor to ensure strict compliance with all reporting requirements.

•	Tempur Sealy is a proud sponsor of many organizations that help it to advertise on a national platform. The Company sponsors a number of athletic organizations, including the PGA Tour and the U.S. Ski and Snowboard Association (“USSA”), a non-profit organization. Tempur Sealy is among dozens of companies that are corporate sponsors of the USSA, including Audi, Bose, Charles Schwab, Delta Airlines, Goodyear, Kellogg’s, Liberty Mutual, P&G, Putnam Investments, Sprint, The North Face and Visa[1]. The USSA sponsorship reaches a key demographic for Tempur Sealy and targets customers on nationally televised programming. Of all its sponsorships, the USSA contribution totaled only approximately $325,000 in 2014, a small fraction of Tempur Sealy’s $327 million global advertising spend for the year, and does not require disclosure under Securities and Exchange Commission rules as a related party transaction.

Tempur Sealy Board and Management Focused on Value Creation

We ask that Tempur Sealy shareholders closely evaluate the motives of H Partners, as we believe its campaign is calculated to benefit H Partners at the expense of the Company and all other Tempur Sealy’s shareholders.

Today, Tempur Sealy has a strong Board and executive management team in place that has realized a total shareholder return of more than 520%, more than five times that of the S&P 5002. The entire Board of Directors remains confident that under the leadership of CEO Mark Sarvary, the rest of the Tempur Sealy management team and the current Board, Tempur Sealy is well positioned to continue to deliver strong results for all shareholders.

FORWARD-LOOKING STATEMENTS

This filing contains “forward-looking statements,” within the meaning of the federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this press release, the words, “assumes,” “estimates,” “expects,” “guidance,” “anticipates,” “projects,” “plans,” “proposed,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding its strategic growth priorities and delivering shareholder value. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the Company’s capital structure and increased debt level; the ability to successfully integrate Sealy Corporation into the Company’s operations and realize cost and revenue synergies and other benefits from the transaction; whether the Company will realize the anticipated benefits from its asset dispositions in 2014 and the acquisition of brand rights in certain international markets in 2014; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in product and channel mix and the impact on the Company’s gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company’s business segments; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax, regulatory or litigation proceedings; changing commodity costs; and the effect of future legislative or regulatory changes.

[1]	Source: USSA website.
[2]	Represents performance from August 4, 2008, the date Mr. Sarvary joined as CEO, to March 20, 2015. Total shareholder return includes stock price appreciation and dividends reinvested.

There are a number of risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements contained in this filing. There are important factors, many of which are beyond the Company’s control, that could cause its actual results to differ materially from those expressed as forward-looking statements in this filing, including the risk factors discussed under the heading “Risk Factors” under ITEM 1A of Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2014. There may be other factors that may cause the Company’s actual results to differ materially from the forward-looking statements. Any forward looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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